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                                                                  EXHIBIT 4.03.1
                                                                  EXECUTION COPY




                                AMENDMENT NO. 1


                 AMENDMENT NO. 1 dated as of March 30, 1993 among SWANK, INC., the undersigned banks and The Chase Manhattan Bank (National Association), as agent for such banks.

                 The parties hereto are all parties to a CREDIT AGREEMENT (the "Credit Agreement") dated as of December 22, 1992, and wish to amend the Credit Agreement in certain respects. Accordingly, the parties hereto agree to as follows:

                 Section 1. DEFINITIONS. Unless otherwise noted, capitalized terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed thereto in the Credit Agreement.

                 Section 2. AMENDMENTS. The Credit Agreement is amended as follows:

                 (a) Paragraph (f) of Section 2.02 of the Credit Agreement is amended and restated in its entirety to read as follows:

                 "(f) Swank agrees to pay to Chase (i) in respect of each commercial Letter of Credit, a letter of credit fee (but not less than $100) equal to 3/4 of 1% of the face amount thereof (PROVIDED that, for any period during which the Applicable Margin is reduced as provided in the definition of such term in Section 1.01 hereof, such Letter of Credit fee shall be reduced to a rate equal to 1/2 of 1%), for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof such letter of credit fee on the Revolving Credit Termination Date; and (ii) in respect of each standby Letter of Credit, an issuance fee in an amount equal to 2% per annum of the daily average of the undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Revolving Credit Commitment Termination Date and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day). Chase agrees to pay to each Bank, from time to time at
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         reasonable intervals (but in any event at least quarterly), but only to the extent actually received, an amount equal to such Bank's Commitment Percentage of all such letter of credit fees in respect of each Letter of Credit including any such fee in respect of any period of any renewal or extension thereof."

                 (b) Paragraph (g) of Section 2.02 of the Credit Agreement is amended and restated in its entirety to read as follows:

                 "(g) Swank agrees to pay to Chase for its own account, in respect of each commercial Letter of Credit, a letter of credit issuance fee in an amount equal to 1/2 of 1% of the face amount of any draft drawn under such Letter of Credit (but not less than $100) as well as Chase's standard opening and amendment fees in place at the time of issuance, such fee to be non-refundable and payable at the time of Letter of Credit draft presentation/payment.

                 Section 3. MISCELLANEOUS. Except as expressly amended hereby, the Credit Agreement shall remain unmodified and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by and construed in accordance with the law of the State of New York.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date and year first above written.

                                                SWANK, INC.


                                                By     /s/ John Tulin
                                                  -----------------------
                                                   Title:  Executive V.P.


                                                THE CHASE MANHATTAN BANK
                                                  (NATIONAL ASSOCIATION)


                                                By     /s/ Elizabeth Feuerman
                                                  ---------------------------
                                                   Title:  Second V.P.





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                                             FLEET NATIONAL BANK


                                             By     /s/ Robert T.P. Storer
                                               ---------------------------
                                                Title:  Vice President


                                             THE CHASE MANHATTAN BANK
                                               (NATIONAL ASSOCIATION),
                                               as Agent


                                             By     /s/ Elizabeth Feuerman
                                               ---------------------------
                                                Title:  Second V.P.